Exhibit 99.1

Dendreon Corporation Reports Second Quarter 2004

Financial Results

SEATTLE, Wash., August 5, 2004 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended June 30, 2004. Revenues for the second quarter of 2004 were $212,000 compared to $1.8 million for the quarter ended June 30, 2003. The decrease in revenue for the quarter ended June 30, 2004 was attributable to the termination of Dendreon’s collaboration with Kirin Brewery Co., Ltd. in November 2003. Revenues for the six months ended June 30, 2004 were $4.9 million compared to $3.6 million for the six months ended June 30, 2003. Revenues in the six months ended June 30, 2004 were primarily from Dendreon’s license agreement with Nuvelo, Inc. for Dendreon’s novel anticoagulant, recombinant nematode protein c2 (rNAPc2) and all other rNAPc proteins.

The net loss for the quarter ended June 30, 2004 was $15.7 million, or $0.27 per share, compared to a net loss of $8.3 million, or $0.30 per share, for the quarter ended June 30, 2003. The net loss for the six months ended June 30, 2004 was $28.6 million, or $0.51 per share, compared to a net loss of $16.0 million, or $0.59 per share, for the six months ended June 30, 2003.

Dendreon’s total operating expenses for the six months ended June 30, 2004 were $36.5 million compared to $19.8 million for the same period in 2003. Included in operating expenses in the first six months of 2004 was a charge of approximately $3.3 million related to the closure of Dendreon’s San Diego facility. Net cash used in operations in the six months ended June 30, 2004 was $32.1 million compared to $17.4 million in the same period in 2003.

Cash, cash equivalents, short-term, and long-term investments as of June 30, 2004 totaled $226.1 million. In January 2004, Dendreon conducted a follow-on public offering of common stock resulting in gross proceeds of $150.0 million.

Second Quarter 2004 and Other Recent Highlights:

•	Presented long-term results from a Phase 1 study of Dendreon’s investigational immunotherapy APC8024 in patients with HER2/neu positive metastatic solid tumors, including those that are low HER2/neu expressors, at the 40th American Society of Clinical Oncology (ASCO) Meeting in June 2004. A statistically significant (p-value < 0.0001) T-cell immune response was observed in patients with HER2/neu positive breast, ovarian and colorectal cancers treated with APC8024. The results also indicated that APC8024 was well tolerated in all patients who participated in the study, with no treatment-related Grade 3 or 4 adverse events observed.

•	Richard B. Brewer, former chief executive officer and president of Scios, Inc., and a Dendreon board member, was appointed chairman of the board of Dendreon. Christopher S. Henney, Ph.D., D.Sc., retired as chairman of the board and as a member of the board of directors at Dendreon’s annual meeting of stockholders held on June 16, 2004.

•	Linda Staley, formerly at Cardinal Health, Inc.’s Nuclear Pharmacy Division, was appointed vice president of information technology. Staley will guide the implementation of the information technology infrastructure necessary to support the commercialization of Provenge® and other potential products in the pipeline.

•	Dendreon Corporation maintained its position on both the Russell 3000® and Russell 2000® stock indices as posted on July 6, 2004. Russell reconstitutes its indices annually, and its indices are widely used as benchmarks for investment strategies.

“During the quarter, the company continued working to transform itself to becoming a commercially-ready organization,” said Mitchell Gold, M.D., President and CEO of Dendreon. “We have a strong balance sheet and promising data that are enabling us to move our lead products Provenge and APC8024 forward in multiple clinical trials to address large and promising market opportunities. We are also making meaningful progress with our broad and deep earlier-stage portfolio of vaccines, monoclonal antibodies and small molecules addressing cancer. We anticipate that, in the future, these programs will greatly contribute toward our goal of becoming a major biotechnology company focused in oncology.”

Conference Call

LIVE Access on August 5, 2004, 1:30 p.m. PT; 4:30 p.m. ET:

— Phone 888-889-6344 (domestic) or +1-210-883-9202 (international); Passcode: Dendreon.

— Webcast connection through the Dendreon website at www.dendreon.com in the Newsroom/Event Calendar section.

REPLAY Access:

— Phone replay, available from Dendreon’s website for 30 days by calling 800-925-0851 (domestic) or +1-402-220-3075 (international).

— Webcast replay, available from the Dendreon website at www.dendreon.com in the Newsroom/Event Calendar section.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and prodrug product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates or that Dendreon may otherwise be unsuccessful in developing a commercial infrastructure, the risk that Dendreon may not secure or maintain relationships with collaborators, including a collaborator for the development of Provenge, the risk that the safety and/or efficacy results of clinical trials for Provenge or APC8024 will not support an application for marketing approval for those product candidates, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of Dendreon’s other product candidates, the risk that Provenge or any of Dendreon’s other product candidates, if approved for marketing, will not be successfully commercialized, the risks associated with the development of early stage product candidates through preclinical and clinical research and development, including the risk that preclinical results may not support continued development of a potential product, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$212	$1,823	$4,891	$3,599
Operating expenses:
Research and development	13,560	8,209	26,105	15,971
General and administrative	4,305	1,772	9,602	3,490
Marketing	560	182	808	299

Total operating expenses	18,425	10,163	36,515	19,760

Loss from operations	(18,213)	(8,340)	(31,624)	(16,161)
Interest income	1,024	164	1,875	379
Interest expense	(86)	(84)	(170)	(185)
Other expense	—	—	(290)	—

Loss before income taxes	(17,275)	(8,260)	(30,209)	(15,967)
Foreign tax benefit	1,593	—	1,562	—

Net loss	$(15,682)	$(8,260)	$(28,647)	$(15,967)

Basic and diluted net loss per share	$(0.27)	$(0.30)	$(0.51)	$(0.59)

Shares used in computation of basic and diluted net loss per share	57,735	27,682	55,638	27,206

	June 30, 2004	December 31, 2003

Balance Sheet Data:
Cash and cash equivalents	$20,253	$44,349
Short-term investments	164,929	55,692
Long-term investments	40,950	13,150
Total assets	252,311	137,845
Total stockholders’ equity	236,162	118,987